DEUTSCHE ENHANCED COMMODITY STRATEGY FUND


N-Sar January 1, 2017 - June 30, 2017



Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Lennar Corp	526057BY9	1/5/2017
	$100.0	$600,000,000	$1,145,000	0.19%
	JOINT LEADS	JPMORGAN SECURITIES INC
Ford Motor Credit Co LLC	345397YM9
	6/7/2017		$100.0	$1,000,000,000
	$3,750,000	0.38%		BAML, CITI, DB,
MS	BANK OF AMERICA NA
Hospitality Mortgage Trust	44108CAA0
	5/10/2017		$100.0	$805,000,000
	$3,545,000	0.44%		CITI, DB, JPM
	CITIGROUP GLOBAL
Santander Drive Auto Receivables Trust 2017-2
	80285LAC5	5/24/2017		$99.99
	$1,248,040,000	$9,998,740	0.80%
	JPM, DB, SOCIETE, RBC	JPMORGAN SECURITIES
INC